SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934


Filed by the Registrant |X|
Filed by a party other than the Registrant |_|

Check the appropriate box:
|_|   Preliminary proxy statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|_|   Definitive proxy statement
|X|   Definitive additional materials
|_|   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                   KROLL INC.
                                   ----------
                (Name of Registrant as Specified in Its Charter)

                            -----------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     |X| No fee required.

     |_| Fee computed on table below per Exchange Act Rules 14a-6(c)(1) and
         0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction: (5) Total fee paid:

     |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     |_| Fee paid previously with preliminary materials.

     |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
          (1) Amount Previously Paid:
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          (3) Filing Party:
          (4) Date Filed:

The following is a press release issued by Kroll Inc. on June 21, 2004:

[GRAPHIC OMITTED][GRAPHIC OMITTED]

For Immediate Release

   Kroll Inc. Announces Holders Will Be Able to Convert its 1.75% Convertible
                           Subordinated Notes Due 2014

New York, June 21, 2004 -- Kroll Inc. (NASDAQ: KROL), the global risk consulting company, announced today that, in connection with its proposed transaction with Marsh & McLennan Companies, Inc. (MMC), the holders of Kroll's 1.75% Convertible Subordinated Notes due 2014 will be entitled to convert their notes into shares of Kroll common stock. Currently, an aggregate of $175 million principal amount of these notes is outstanding.

As previously announced, Kroll and MMC have entered into a merger agreement pursuant to which Kroll would become a subsidiary of MMC and Kroll stockholders would receive $37.00 in cash for each of their shares of Kroll common stock. Kroll has scheduled a special meeting of stockholders to be held in New York City on July 8, 2004 at 11:00 a.m., local time, to consider and vote on the adoption of the merger agreement with MMC.

Pursuant to the terms of the indenture governing the notes, holders of notes will be entitled to convert their notes at any time during the period beginning 15 calendar days before the anticipated effective date of the merger and ending 15 calendar days after the actual effective date of the merger. Kroll anticipates that the merger will be effective on July 8, 2004 following the special meeting of stockholders, based on the assumption that the merger agreement with MMC will be adopted by Kroll's stockholders at the special meeting and all other conditions to the merger will be satisfied or waived. Accordingly, holders of notes may convert their notes during the period commencing on Wednesday, June 23, 2004 and ending on the day that is 15 calendar days after the merger is actually effective. If the merger becomes effective on July 8, 2004, the conversion period will end on Friday, July 23, 2004.

Holders who convert their notes prior to completion of the merger will receive
28.5205 shares of Kroll common stock per $1,000 principal amount of notes. Cash will be paid in lieu of fractional shares. Each share of Kroll common stock that the notes are converted into will be converted in the merger into the right to receive $37.00 in cash. Accordingly, assuming consummation of the merger, holders of notes who convert prior to the merger and hold such shares of Kroll common stock until the merger is completed, and do not exercise appraisal rights under Delaware law, would be entitled to receive approximately $1,055 per $1,000 principal amount of notes. Conversion of the notes is irrevocable and will be binding even if the merger is not completed. Kroll cannot give any assurances that the merger will be completed on July 8, 2004, or that it will be completed at all.

Holders who convert their notes following the completion of the merger will receive $37.00 per share of Kroll common stock that such note would have been convertible into had it been converted immediately prior to the merger, which is equal to approximately $1,055 per $1,000 principal amount of notes.

Holders of notes as of the close of business on July 1, 2004, the record date for the first interest payment on the notes, will be entitled to receive such interest payment on their notes, which Kroll will pay on July 15, 2004. Holders that convert their notes prior to the close of business on July 1, 2004 will not be entitled to receive any interest on their notes. Holders as of the record date that convert their notes during the period from after the close of business on July 1 through July 14, 2004 will receive the interest payment on their notes on July 15, 2004 but, in accordance with the terms of the indenture governing the notes, are required to pay to Kroll an amount equal to that interest payment upon the conversion of their notes. Holders as of the record date that convert their notes on or after July 15, 2004 will be entitled to retain the interest payment on their notes.

Holders of notes that remain outstanding after the conversion period relating to the merger as described above will not be able to convert their notes unless and until a subsequent conversion event occurs, and each note will then be convertible only into $37.00 per share of Kroll common stock that such note would have been convertible into had it been converted immediately prior to the merger, which is equal to approximately $1,055 per $1,000 principal amount of notes. Kroll cannot assure holders that another conversion event will occur following the merger.

About Kroll Inc.

Kroll Inc. (NASDAQ: KROL), a leading independent risk consulting company, provides a broad range of investigative, intelligence, financial, security and technology services to help clients reduce risks, solve problems and capitalize on opportunities. Headquartered in New York with more than 60 offices on six continents, Kroll has a multidisciplinary corps of more than 3,200 employees and serves a global clientele of law firms, financial institutions, corporations, non-profit institutions, government agencies and individuals. Kroll has four core business groups: (1) Consulting Services, which provides investigations, intelligence, forensic accounting, litigation consulting and valuation services and security services, including security engineering and consulting, crisis and emergency management, and protective services and training; (2) Corporate Advisory & Restructuring, which provides corporate restructuring, operational turnaround, strategic advisory services, financial crisis management, and corporate finance services; (3) Technology Services, which provides data recovery, electronic discovery and computer forensics services and software; and
(4) Background Screening, which provides employee and vendor background investigations, credit screening, substance abuse testing, and identity fraud solutions. For more information, please visit: www.krollworldwide.com.

Kroll Inc. has filed a definitive proxy statement on June 11, 2004 with the Securities and Exchange Commission, which has been disseminated to Kroll's stockholders. Its stockholders are urged to read the definitive proxy statement because it contains important information about Kroll, the proposed merger and related matters. Stockholders may obtain, free of charge, a copy of the definitive proxy statement and other relevant documents, including the definitive merger agreement, filed by Kroll with the Securities and Exchange Commission at the Securities and Exchange Commission's website, www.sec.gov. In addition, documents filed with the Securities and Exchange Commission by Kroll will be available to stockholders free of charge by directing a request to Kroll at 900 Third Avenue, New York, New York 10022, Attention: Secretary.

Kroll and its directors and executive officers and certain other of its employees may be soliciting proxies from stockholders of Kroll in favor of the proposed transaction. Information concerning the participants in the proxy solicitation is set forth in the definitive proxy statement that was filed with the Securities and Exchange Commission.

                                    # # #

Contact:    Philip J. Denning
            Manager, Investor Relations
            (212) 833-3469